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                                                                      EXHIBIT 99

         LNB BANCORP, INC. COMMENTS ON ADDITIONAL RESTRUCTURING ACTIONS


LORAIN, Ohio--November 21, 2003--LNB Bancorp, Inc. (Nasdaq: LNBB), parent financial holding company of The Lorain National Bank, today commented on additional restructuring initiatives being undertaken to improve the Bancorp's future financial performance.

As part of the restructuring, The Lorain National Bank's Westlake, Ohio, branch is being transformed into a loan production office and workforce reductions are being made throughout the organization. The actions announced today are in addition to those announced on October 15, 2003 that detailed The Bank's plans to build two new branches in eastern Lorain County, expand its Ely Square branch in Elyria and close its Midway Mall branch.

The Westlake transformation should improve accessibility for commercial and residential mortgage customers and increase visibility in eastern Lorain and western Cuyahoga counties. The personnel actions announced today involve 20 salaried employees and include the elimination of certain non-essential positions and general staff reductions. In conjunction with the restructuring, Terry M. White has been named executive vice president and chief financial officer of LNB Bancorp, Inc. and The Lorain National Bank, replacing Gregory Friedman. The company has benefited from Mr. Friedman's dedicated service for 18 years. The company wishes him well in his future endeavors.

White, who joined LNB Bancorp in April of 2002 as Chief Investment Officer, formerly was chief financial officer of a $1.2 billion multi-bank holding company in Indiana. "Since joining LNB early last year, Terry's expertise has transformed our investment and operations areas significantly by implementing industry best practices that have yielded substantial tangible results," said President and Chief Executive Officer Gary C. Smith. "I am confident that our budgeting processes and general financial administration will also benefit from his oversight."

Commenting on the restructuring actions, Smith added, "Despite our very respectable past financial performance, we are cognizant of the need to maintain our strong competitive position. Irrespective of the economy's near-term direction, these restructuring initiatives, as well as those discussed on October 15th, are intended to position LNB Bancorp to consistently improve future results. As a result of these actions, we expect shareholder value to be enhanced by creating a more efficient organization with better cost controls, improved consumer visibility and a more progressive budgeting process.

"Specifically, our branch initiatives are designed to optimally allocate our delivery channel assets to serve our growing customer base, while the workforce reductions will directly improve our cost structure and efficiency ratio. We will incur a one-time charge for severance-related benefits in 2003's closing quarter. However, we anticipate the reduction in our annual personnel expenses will be approximately $1 million beginning in 2004," Smith concluded.


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LNB Bancorp, Inc., is a $757 million financial holding company, headquartered in
Lorain, Ohio, with two wholly owned subsidiaries; The Lorain National Bank and Charleston Insurance Agency, Inc.

This press release contains forward-looking statements based on current expectations that are covered under the "safe-harbor" provision of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp's filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its' operations.